EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Third Amended and Restated 2005 Stock Option Plan of Ascent Solar Technologies, Inc. of our report dated March 12, 2009, relating to our audits of the financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2008, which is also incorporated by reference in the Registration Statement.

/s/    HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado

September 8, 2009